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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 6)*


                                  PC Mall, Inc.
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                                (Name of Issuer)


                                  Common Stock
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                         (Title of Class of Securities)


                                   69323 K 100
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                                 (CUSIP Number)


--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                               [_] Rule 13d - 1(b)
                               [_] Rule 13d - 1(c)
                               [X] Rule 13d - 1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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  CUSIP No. 69323 K 100               13G                  Page 2 of 5 Pages
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      NAME OF REPORTING PERSON
 1    S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Frank F. Khulusi
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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
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      SEC USE ONLY
 3
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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States of America
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                          SOLE VOTING POWER
                     5
     NUMBER OF            2,882,745 (includes 187,500 shares subject to
                          options exercisable within 60 days of 12/31/01)
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             None
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             2,882,745 (includes 187,500 shares subject to
                          options exercisable within 60 days of 12/31/01)
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,882,745 (includes 187,500 shares subject to options exercisable within 60 days of 12/31/01)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      27.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN
------------------------------------------------------------------------------

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Item 1(a)      Name of Issuer:

                    PC Mall, Inc. (formerly "IdeaMall, Inc.")

Item 1(b)      Address of Issuer's Principal
               Executive Offices:

                    2555 W. 190th Street
                    Torrance, California 90504

Item 2(a)      Name of Person Filing:

                    Frank F. Khulusi

Item 2(b)      Address of Principal Business
               Office or, if None, Residence:

                    2555 W. 190th Street
                    Torrance, California 90504

Item 2(c)      Citizenship:

                    United States of America

Item 2(d)      Title of Class of Securities:

                    Common Stock

Item 2(e)      CUSIP Number:

                    69323 K 100

Item 3         Not applicable.

Item 4         Ownership.

               (a)  Amount of Beneficially Owned:
                    2,882,745 (includes 187,500 shares subject to options exercisable within 60 days of 12/31/01)

               (b)  Percent of Class:
                    27.1% (based on number of shares outstanding at 12/31/01)

               (c)  Number of shares as to which such person has:

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               (i)   sole power to vote or to direct the vote:
                         2,882,745 (includes 187,500 shares subject to options exercisable within 60 days of 12/31/01)

               (ii)  shared power to vote or to direct the vote:
                         0

               (iii) sole power to dispose or to direct the disposition of:
                         2,882,745 (includes 187,500 shares subject to options exercisable within 60 days of 12/31/01)

               (iv)  shared power to dispose or to direct the disposition of:
                         0

Item 5    Ownership of Five Percent or Less of a Class:

               Not applicable.

Item 6    Ownership of More than Five Percent on Behalf of Another Person:

               Not applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

               Not applicable.

Item 8    Identification and Classification of Members of the Group.

               Not applicable.

Item 9    Notice of Dissolution of Group.

               Not applicable.

Item 10   Certification.

               Not applicable.

                                     4 of 5

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                                    SIGNATURE
                                    ---------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:     February 11, 2002


/s/ Frank F. Khulusi
----------------------
Frank F. Khulusi

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